


                                                     Bancorp Hawaii, Inc.
                   Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                                              Six Months Ended June 30

                                                                     Fully
                                                   Primary          Diluted
                                                  -----------      -----------

        1996
        ----
        Net Income                                $67,323,000      $67,323,000
                                                  ===========      ===========

        Daily Average Shares Outstanding           41,014,193       41,014,193
        Shares Assumed Issued for Stock Options       397,073          401,426
                                                  -----------      -----------
                                                   41,411,266       41,415,619
                                                  ===========      ===========

        Earnings Per Common Share and
          Common Share Equivalents                      $1.63            $1.63
                                                  ===========      ===========



        1995
        ----
        Net Income                                $56,796,000      $56,796,000
                                                  ===========      ===========

        Daily Average Shares Outstanding           41,814,199       41,814,199
        Shares Assumed Issued for Stock Options       315,186          342,317
                                                  -----------      -----------
                                                   42,129,385       42,156,516
                                                  ===========      ===========

        Earnings Per Common Share and
          Common Share Equivalents                      $1.35            $1.35
                                                  ===========      ===========

/TABLE
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